Exhibit (l)(2)

Dechert LLP 1900 K Street, NW Washington, DC 20006-1110 +1 202 261 3300 Main +1 202 261 3333 Fax www.dechert.com

May 4, 2026

Bluerock Private Real Estate Fund

919 Third Avenue, 40th Floor

New York, NY 10022

Re: Prospectus Supplement Relating to the 7.00% Series A Convertible and Perpetual Preferred Shares and the 7.00% Series B Convertible and Perpetual Preferred Shares

Ladies and Gentlemen:

We have acted as counsel to Bluerock Private Real Estate Fund, a Delaware statutory trust (the “Fund”), in connection with the preparation and filing of a prospectus supplement, dated May 4, 2026 (including the base prospectus filed therewith, the “Prospectus Supplement”), filed with the U.S. Securities and Exchange Commission (the “Commission”) on May 4, 2026 pursuant to Rule 424 under the Securities Act of 1933, as amended (the “Securities Act”), in connection with the Fund’s registration statement on Form N-2 (File Nos. 333-295476 and 811-22710) as originally filed by the Fund with the Commission on April 30, 2026 under the Securities Act and under the Investment Company Act of 1940, as amended (the “Investment Company Act”), (the registration statement, as amended, at the time when it most recently became effective, including the prospectus and the information deemed to be part thereof at the time of effectiveness pursuant to Rule 430C of the Commission under the Securities Act, being hereinafter referred to collectively as the “Registration Statement”), relating to the proposed issuance by the Fund of an aggregate amount of up to 25,000,000 (i) 7.00% Series A Convertible and Perpetual Preferred Shares and (ii) 7.00% Series B Convertible and Perpetual Preferred Shares (collectively, the “Shares”), to be sold on a best-efforts basis pursuant to a dealer manager agreement in substantially the form filed as an exhibit to the Fund’s Post-Effective Amendment No.1 to the Registration Statement (the “Post-Effective Amendment”) to be filed with the Commission on or about May 4, 2026 (the “Dealer Manager Agreement”). This opinion letter is being furnished to the Fund in accordance with the requirements of Item 25 of Form N-2 under the Investment Company Act, and we express no opinion herein as to any matter other than as to the legality of the Shares.

In rendering the opinions expressed below, we have examined and relied on originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records and other instruments and such agreements, certificates and receipts of public officials, certificates of officers or other representatives of the Fund and others, and such other documents as we have deemed necessary or appropriate as a basis for rendering the opinions set forth below, including the following documents:

Bluerock Private Real Estate Fund May 4, 2026 Page 2

(i)	the Registration Statement;

(ii)	the Prospectus Supplement;

(iii)	the Dealer Manager Agreement;

(iv)	the Certificate of Trust of the Fund, as amended to date;

(v)	the Declaration of Trust of the Fund, as amended and supplemented to date, including the supplements thereto relating to the Shares, in each case;

(vi)	the Amended and Restated Bylaws of the Fund;

(vii)	a certificate of good standing with respect to the Fund issued by the Secretary of State of the State of Delaware as of a recent date; and

(viii)	resolutions approved by the board of directors of the Fund (the “Board”) and resolutions approved by the pricing committee of the Board relating to, among other things, the authorization and issuance of the Shares.

As to the facts upon which this opinion is based, we have relied, to the extent we deem proper, upon certificates of public officials and certificates and written statements of agents, officers, directors, employees and representatives of the Fund without having independently verified such factual matters.

In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as original documents and the conformity to original documents of all documents submitted to us as copies. In addition, we have assumed (i) the legal capacity of natural persons who are signatories to the documents examined by us and (ii) the legal power and authority of all persons signing on behalf of the parties to such documents (other than the Fund).

On the basis of the foregoing and subject to the assumptions and qualifications set forth in this letter, we are of the opinion that the Shares have been duly authorized and that: when (i) the Dealer Manager Agreement has been duly executed and delivered by the parties thereto and (ii) the Shares are (a) issued and delivered against receipt by the Fund of payment therefor of such lawful consideration as the Board (or a duly authorized committee thereof) may lawfully determine as contemplated by the Registration Statement and the prospectus contained therein and in accordance with the terms of the Dealer Manager Agreement and (b) if applicable, countersigned by the transfer agent, the Shares will be validly issued, fully paid and nonassessable.

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The opinions expressed herein are limited to the laws of the State of New York and the Delaware Statutory Trust Act. We are members of the bar of the State of New York.

This opinion letter has been prepared solely in connection with the Registration Statement. The opinions expressed herein are based on laws in effect on the date hereof, which laws are subject to change with possible retroactive effect, and facts known to us on the date hereof. We assume no obligation to advise you of any changes in the foregoing subsequent to the date of this opinion.

We hereby consent to the filing of this opinion as an exhibit to the Post-Effective Amendment to be filed with the Commission on or about May 4, 2026 and to the reference to this firm under the caption “Legal Matters” in the Prospectus Supplement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Dechert LLP

PTH/ts/as

WB